As filed with the Securities and Exchange Commission on June 19, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mogo Finance Technology Inc.

(Exact name of registrant as specified in its charter)

British Columbia	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100-401 West Georgia St. Vancouver, British Columbia Canada	V6B 5A1
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Plan

Restricted Share Unit Plan

(Full title of the plan)

C T Corporation System

111 Eighth Avenue

New York, NY 10011

(Name and address of agent for service)

(212) 894-8800

(Telephone number, including area code, of agent for service)

Copy to:

Gregory Feller Mogo Finance Technology Inc. 2100-401 West Georgia St. Vancouver, British Columbia V6B 5A1, Canada (604) 659-4380	Thomas M. Rose Troutman Sanders LLP 401 9th Street, NW Suite 1000 Washington, DC 20004 (757) 687-7715

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act			☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, no par value	4,300,000 shares	$3.08 (3)	$13,244,000	$1,649

(1)	Common shares, no par value, offered by Mogo Finance Technology Inc. (the “Registrant”), with (i) 3,800,000 common shares offered pursuant to its Stock Option Plan (effective November 15, 2013, as amended) (the “Stock Option Plan”) and (ii) 500,000 common shares offered pursuant to its Restricted Share Unit Plan (effective June 25, 2015, as amended) (the “RSU Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Stock Option Plan and the RSU Plan.

(3)	Calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices for the Registrant’s common shares reported on The Nasdaq Stock Market LLC on June 14, 2018, which was US$3.08 per share.

PART I.	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428, and will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II.	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Registration Statement on Form 40-F filed with the Commission on March 2, 2018, and amended on March 8, 2018 and April 11, 2018 (File No. 001-38409).

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registration Statement on Form 40-F filed with the Commission on March 2, 2018, and amended on March 8, 2018 and April 11, 2018, incorporated by reference herein pursuant to (a) above.

(c)	The description of the Registrant’s common shares contained in the Registration Statement on Form 40-F filed with the Commission on March 2, 2018, and amended on March 8, 2018 and April 11, 2018, incorporated by reference herein pursuant to (a) above, including any amendment or report filed for the purposes of updating such description.

In addition, unless otherwise stated herein, all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. In addition, any report furnished by the Registrant on Form 6-K shall be deemed to be incorporated by reference in the registration statement if and to the extent that such report on Form 6-K so provides.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the registration statement shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained in the registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of the registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the registration statement after the most recent effective date may modify or replace existing statements contained in the registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of the registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 160 of the Business Corporations Act (British Columbia) (the “BCBCA”) authorizes a company to indemnify past and present directors and officers of the company and past and present directors and officers of a corporation of which the company is or was a shareholder, against liabilities incurred in connection with the provision of their services as such if the director or officer acted honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if he or she had reasonable grounds for believing that his or her conduct was lawful. Section 165 of the BCBCA provides that a company may purchase and maintain liability insurance for the benefit of such directors and officers.

Under the Registrant’s articles and subject to the provisions of the BCBCA, the Registrant shall indemnify a director, former director or alternate director of the Registrant and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, a legal proceeding or investigative action, whether current, threatened, pending or completed, in which such director, former director or alternate director of the Registrant, or any of his or her heirs and legal personal representatives, by reason of having been a director or alternate director of the Registrant, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

Under the Registrant’s articles and subject to any restrictions in the BCBCA, the Registrant may indemnify any other person, including the officers, former officers and alternate officers of the Registrant.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers against losses incurred as a result of claims against the directors and officers of the Registrant in the indemnity provisions under the articles and the BCBCA.

Insofar as the indemnification for liabilities arising under the United States Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the United States Securities and Exchange Commission (the “SEC”), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits

The following exhibits are filed as part of this registration statement:

Number	Description

4.1	Stock Option Plan (effective November 15, 2013, as amended)
4.2	Restricted Share Unit Plan (effective June 25, 2015, as amended)
5.1	Opinion of Stikeman Elliott LLP
23.1	Consent of Stikeman Elliott LLP (included in the Opinion filed as Exhibit 5.1)
23.2	Consent of MNP LLP
24.1	Powers of Attorney (included on the signature pages to this registration statement)

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on June 19, 2018.

MOGO FINANCE TECHNOLOGY INC.
(Registrant)

By:	/s/ David Feller
David Feller Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Feller and Gregory Feller, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on June 19, 2018.

Signature	Title
/s/ David Feller David Feller	Chief Executive Officer, Chair and Director (Principal Executive Officer)
/s/ Gregory Feller Gregory Feller	President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
Minhas Mohamed	Director
/s/ Matthew Bosrock Matthew Bosrock	Director
/s/ Praveen Varshney Praveen Varshney	Director
Thomas Liston	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Mogo Finance Technology Inc. in the United States, on June 19, 2018.

/s/ Gregory Feller
Name:	Gregory Feller
Title:	President and Chief Financial Officer